Initial Project Development Consultancy Agreement for New York State

This document shall define the terms of an agreement between John Massa, an individual whose address of record is 42 Genesee St. New Hartford, NY 13413 ("Massa") and Vista International Technologies, Inc., A Delaware corporation whose address of record is 5151 E 56th Ave, Suite 101, Commerce City, Colorado 80022("Vista").

WHEREAS, Vista is in need of initial project development help in the state of New York, where it has received a significant amount of interest in its waste-to-energy technology, and

WHEREAS, Massa is a resident of New York, has significant experience with the parties interested in Vista's technology, and has a background in waste to energy project development,

the parties agree as follows:

Massa agrees to serve as a consultant to aid Vista in the initial phases of project development for all of its current New York project leads. These services are to include but are not limited to, procuring land or a suitable site for a given project, estimating site development time and costs, coordinating site pre-development with local zoning and municipal review boards, and coordination of access with local utilities (gas, water, sewer, and electric).

For these services, Massa will be compensated with 1,150,000 shares of free trading Vista common stock, par value $0.001, upon the signing of this agreement. The shares will be considered fully paid and non-assessable, and Vista will have no claim to the shares once they have been issued.

The term of this agreement shall be for 1 year from the date below. Either side may terminate the agreement by giving the other side 30 days written notice, at the addresses listed above.

It is agreed that this contract is written under the jurisdiction of the state of Colorado, and any challenge to the legality of this contract shall be brought in the Colorado state court system

Agreed to this 15th day of November, 2013:

John Massa

John Massa

Timothy D Ruddy

CEO – Vista International Technologies